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                                                                EXHIBIT 99(D)(3)

                               NAME OF EMPLOYEE:
                       NUMBER OF SHARES OF COMMON STOCK:

    NON QUALIFIED STOCK OPTION AGREEMENT dated as of this   day of             ,
2002, by and between Data Translation, Inc., a Delaware corporation having its principal place of business at 100 Locke Drive, Marlboro, Massachusetts
01752-1192 (hereinafter, the "Company") and             , an individual
(hereinafter, the "Holder").

    WHEREAS, the Holder is an employee of the Company, and, in connection with such employment, the Company wishes to grant and the Holder desires to accept, an incentive stock option to purchase the Company's stock in accordance with the terms herein (the "Option") and pursuant to the Company's 1996 Stock Option Plan (the "Plan") in order that the Holder share more fully in the future success and profitability of the Company;

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Incorporation of Plan Terms

    All of the terms, conditions and provisions of the Plan, and all administrative directives of the Committee (as defined in the Plan) relating to the Plan, are hereby incorporated herein by this reference, and the Holder and the Company hereby agree to be bound thereby as if such terms, conditions and provisions had been set forth fully herein. The Holder hereby acknowledges receipt of a copy of the Plan and all administrative directives of the Committee currently in effect (the "Directives").

2.  Grant of Option

    The Company hereby grants to the Holder, pursuant to the Plan and subject thereto and to the Directives, the option to subscribe for and purchase, at the
time or times specified in Section 3 hereof, an aggregate of             fully
paid and non-assessable shares of common stock, $.01 par value per share, of the Company (the "Optioned Shares") at an option purchase price of $ per share (the "Option Purchase Price"), and the Holder by execution of this Agreement accepts the Option subject and pursuant to the terms and conditions set forth herein and in the Plan and the Directives.

3.  Method of Exercise and Payment

    (a) This Option shall not be exercisable, unless otherwise specifically
       permitted under the Plan or the Directives, until             .

    (b) Vesting schedule to be inserted.

    (c) The Option must be exercised, if at all, on or before             .

    (d) Written notice of exercise shall be delivered to the Company, specifying the number of Optioned Shares with respect to which the Option is being exercised, together with cash or a certified check in the amount of the Option Purchase Price multiplied by the number of Optioned Shares as to which the Option is being exercised.
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    IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal as of the date first above written.

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
                                               DATA TRANSLATION, INC.

                                               BY:
                                                  [insert name and title]
                                                  Thereunto duly authorized

                                               HOLDER

                                               BY:
                                               DATE:
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